American United Life Insurance Company(R)
                           Indianapolis, IN 46206-0368

CONTRACT NUMBER:                        [GA XX,XXX]

CONTRACTHOLDER:                         [ABC CORPORATION]

DATE OF ISSUE:                          [JANUARY 2, 2003]

CONTRACT DATE:                          [JANUARY 1, 2003]

FIRST CONTRACT ANNIVERSARY:             [JANUARY 1, 2004]

American   United  Life   Insurance   Company  (AUL)  issues  this  contract  in
consideration of the Contractholder's application and its payment of Contributions to AUL. When used in this contract, "we," "us," or "our" refer to AUL and "you" or "your" refer to the Contractholder.

All provisions and conditions stated on this and subsequent pages are part of this contract.

This contract is signed for us at our Home Office in Indianapolis, Indiana. Our mailing address is P.O. Box 368, Indianapolis, Indiana 46206-0368. Our street address is One American Square, Indianapolis, Indiana 46282.

(non-North Dakota version)

                  NOTICE OF TEN DAY RIGHT TO EXAMINE CONTRACT

Please read this contract carefully. You may return the contract for any reason within ten days after receiving it. If returned, the contract is void from the beginning and any Contributions will be refunded.

(North Dakota version)

                 NOTICE OF TWENTY DAY RIGHT TO EXAMINE CONTRACT

Please read this contract carefully. You may return the contract for any reason within twenty days after receiving it. If returned, the contract is void from the beginning and any Contributions will be refunded.



AMERICAN UNITED LIFE INSURANCE COMPANY(R)
By /s/  Jerry D. Semler

Chairman of the Board & Chief Executive Officer

Attest
/s/ Thomas M. Zurek
Secretary

AUL American Series

         [Guaranteed Benefit] IRA Multiple-Fund Group Variable Annuity
                 [with Guaranteed Minimum Death Benefit (NBR)]
                           Current Interest Credited
                                Nonparticipating

ACCUMULATION UNITS IN AN INVESTMENT ACCOUNT UNDER THIS CONTRACT MAY INCREASE OR DECREASE IN VALUE ACCORDING TO THE INVESTMENT PERFORMANCE OF

THE UNDERLYING INVESTMENTS HELD BY THE INVESTMENT ACCOUNT. THE VALUE OF SUCH ASSETS AND ACCUMULATION UNITS IS NOT GUARANTEED. SECTION 4 OF THIS CONTRACT EXPLAINS THE VALUATION OF SUCH ASSETS AND ACCUMULATION UNITS.

If you have questions concerning your contract, or wish to register a complaint, you may reach us by calling [1- 800-261-9618].

(for Oklahoma only)

WARNING: Any person who knowingly, and with intent to injure, defraud, or deceive any insurer, makes any claim for the proceeds of an insurance policy containing any false, incomplete, or misleading information is guilty of a felony.

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS                                                     [3]

SECTION 2 - ADMINISTRATION OF PARTICIPANT ACCOUNTS                          [7]

2.1----- Amount of Contributions
2.2----- How Contributions Are Handled
2.3----- Transfers to or from Other Retirement Programs

SECTION 3 - OPERATION OF FIXED INTEREST ACCOUNT                            [10]

3.1----- Allocations to Participant Accounts
3.2----- Provision of Guaranteed Rates for Interest Pockets
3.3----- Renewal of Guaranteed Rates
3.4----- Minimum Rate Guarantee
3.5----- Allocation of Withdrawals
3.6----- Limitation on Contributions and Transfers to FIA

SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS                               [11]

4.1----- Operation of Investment Accounts
4.2----- Valuation of Mutual Funds, Portfolios, and Other Entities 4.3----- Accumulation Units
4.4----- Value of Accumulation Units
4.5----- Valuing Participant Accounts

SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS                                 [12]

5.1----- General Withdrawal Provisions
5.2----- Death Benefits
5.3----- Distributions Before Death
5.4----- Transfers Between Investment Options
5.5----- Transfers to and from the FIA

SECTION 6 - ANNUITIES                                                      [16]

6.1----- Annuity Purchases
6.2----- Annuity Options
6.3----- Determining Annuity Amount
6.4----- Proof of Age and Survival; Minimum Payments
6.5----- Annuity Certificates

SECTION 7 - OTHER CONTRACT CHARGES                                         [17]

7.1----- Investment Option Charge (IOC)
7.2----- Taxes
7.3----- Other Charges

7.4----- Reduction or Waiver of Charges
(use if VIP requested)
[7.5----- Variable Investment Plus (VIP) Credit Factor]

SECTION 8 - CONTRACT MODIFICATIONS                                         [18]

8.1----- Contract Amendment
8.2----- Rates and '7 Charges
8.3----- Conformance with Law
8.4----- Addition, Deletion, or Substitution of Investments
8.5----- Our Right to Initiate Changes
8.6----- Prohibited Amendments

SECTION 9 - GENERAL PROVISIONS                                             [20]

9.1----- Ownership
9.2----- Entire Contract
9.3----- Benefit Determinations
9.4----- Termination of Contract
9.5----- Representations and Warranties
9.6----- [Contractholder] Representative; Misstatement of Data 9.7----- Form of Request, Notice, Instruction, or Direction 9.8----- Statements and Reports
9.9----- Conformity with Law
9.10---- Gender and Number
9.11---- Facility of Payment
9.12---- Voting
9.13---- Acceptance of New Participants or Contributions 9.14---- Our Annual Statement
9.15---- Nonforfeitability and Nontransferability
9.16---- Notice of Annual Meeting of Members
[9.17--- SIMPLE IRA of Designated Financial Institution]

[TABLE OF CONTRACT CHARGES]                                                [23]

[TABLE OF GUARANTEED IMMEDIATE ANNUITIES]                                  [24]

[TABLE OF INVESTMENT ACCOUNTS]                                             [25]

SECTION 1 - DEFINITIONS

1.1  "Account Value" for a Participant Account as of a date is:

     (a) that Account's balance of funds in the Fixed Interest Account (FIA), if any, on that date; plus

     (b) the value of that Account's Accumulation Units in each Investment Account on that date.

1.2 "Accumulation Unit" is a valuation device used to measure increases in and decreases to the value of any Investment Account.

1.3 "Annuity Commencement Date" is the first day of the month an annuity begins under this contract. However, amounts allocated to a Participant's Account will be distributed or begin to be distributed no later than the date determined under Section 5.

1.4 "Business Day" is any day both the New York Stock Exchange and our Home Office are open for the general conduct of business.

1.5 "Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations or rulings thereunder.

1.6 The "First Contract Anniversary" is listed on the contract face page. Subsequent "Contract Anniversaries" are on the same day of each subsequent year.

1.7 "Contract Quarter" is each of the four successive three-month periods in a Contract Year.

1.8 The first AContract Year" starts on the Contract Date and ends on the day before the First Contract Anniversary. Each subsequent Contract Year starts on a Contract Anniversary and ends on the day before the next Contract Anniversary.

1.9 "Contributions" are funds which can be allocated to Participant Accounts according to your instructions and which have been paid to us in cash (pursuant to your plan, if this contract is a Simplified Employee Pension
     (SEP) or a SIMPLE IRA). These include funds which are transferred in cash from a prior AUL group annuity contract or which are transferred in cash from a prior funding medium to this contract [as part of a transfer eligible for rollover treatment under Code Section Section 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3), or 457(e)(16). (For
     taxable years beginning after 2010, references to Code Sections 402(e)(6), 403(b)(10), and 457(e)(16) in the previous sentence shall be deleted, unless the Code requires reference to such Code Sections in this contract after 2010.)] Such transferred funds may be listed under categories other than AContributions" on annual and quarterly reporting. The legal title to, and ownership of, such amounts is vested solely in the Participant.

1.10 A "Contribution-Source" means each type of Contribution.

(Use following version of Section 1.11 if client selects GMDB)

1.11 "Death Benefit" is [the greater of:

     (a) the Participant's Account Value as of the date the Death Benefit is calculated (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value), or

     (b) (1) the Guaranteed Minimum Death Benefit (GMDB) on the Contract Anniversary immediately preceding the date of the Participant's death, increased by

          (2) any Contributions made for the Participant since the last Contract Anniversary, reduced proportionately to reflect

          (3) any withdrawals by the Participant since the last Contract Anniversary.]

(Use following version of Section 1.11 if client does not select GMDB)

1.11 "Death Benefit" is the Participant's Account Value as of the date the Death Benefit is calculated (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value).

1.12 "Excess Contributions" are Contributions in excess of the applicable Code limits.

1.13 "Fixed  Interest  Account" or "FIA" is an  Investment  Option  described in
     Section 3 to which Contributions may be allocated for accumulation at the Guaranteed Rates. The FIA funds constitute a portion of our general asset account.

(Use following version of Section 1.14  if client selects GMDB)

[1.14The  "Guaranteed  Minimum  Death  Benefit"  or  "GMDB"  prior to the  first
     Contract Anniversary is equal to the Contributions made for a Participant minus any of his withdrawals. On each Contract Anniversary prior to, or concurrent with, the Participant's date of death, the GMDB is reset, based on the age of the Participant on his last birthday, as follows:

     (a) For Participants less than 81 years of age, the GMDB is the greater of:

          (1) the Participant's Account Value as of the current Contract Anniversary, or

          (2)  (A)  the   GMDB  as  of  the   immediately   preceding   Contract
                    Anniversary, increased by

               (B)  any  Contributions   made  for  the  Participant  since  the
                    immediately preceding Contract Anniversary, and reduced proportionately to reflect

               (C) any withdrawals by the Participant since the immediately preceding Contract Anniversary.

     (b)  For Participants 81 years of age or older, the GMDB is equal to:

          (1) the GMDB as of the immediately preceding Contract Anniversary, increased by

          (2)  any Contributions  made for the Participant since the immediately
               preceding  Contract  Anniversary,   reduced   proportionately  to
               reflect

          (3)  any  withdrawals  by  the   Participant   since  the  immediately
               preceding Contract Anniversary.

     As of the Participant's date of death, the GMDB ceases to increase or decrease in value.]

(Use following version of Section 1.14  if client does not select GMDB)

[1.14 [This Section is reserved.]]

1.15 "Guaranteed Rates" are the guaranteed annual effective rates of interest we credit to each Interest Pocket. We credit interest daily to each Interest Pocket. A Guaranteed Rate may be modified only as described in Section 3.3.

1.16 "Home Office" is our principal office in Indianapolis, Indiana. For anything to be Areceived by AUL," it must be received at our Home Office.

1.17 "Interest Pocket" means a tracking method which associates funds allocated to the FIA over a specific time period with a specific Guaranteed Rate, as described in Section 3. After the guaranteed period provided in Section 3.3 has elapsed, we may consolidate two or more Interest Pockets in conjunction with the announcement of new Guaranteed Rates.

1.18 "Investment Account" means each distinct portfolio established within our [Variable Account] and identified in the Table of Investment Accounts of this contract. Amounts allocated to any Investment Account are invested in the shares of the corresponding Mutual Fund, Portfolio, or other entity identified in the Table of Investment Accounts. Our "[Variable Account]" is a separate account we maintain under Indiana law which is called the [AUL American Unit Trust] and which is registered under the Investment Company Act of 1940 as a unit investment trust.

1.19 "Investment Option" is the FIA or any Investment Account.

1.20 "Mutual Fund" means any diversified, open-end, management company made available by us and listed in the Table of Investment Accounts.

1.21 AParticipant" is any person that has a Participant Account.

1.22 AParticipant Account" is an account under this contract for each Participant. Each Contribution-Source is tracked separately within the Participant Account. We credit Contributions to Participant Accounts and Contribution-Sources as [you] direct.

1.23 "Portfolio" is a portfolio established within a particular Mutual Fund, as described in the Mutual Fund's current prospectus.

1.24 "Valuation Periods" start at the close of each Business Day and end at the close of the next Business Day.

(Contract Year)

1.25 The "Withdrawal Charge" is [a percentage of the Account Value withdrawn under this contract.] The Withdrawal Charge will not apply to Account Values withdrawn to provide certain benefit payments or an annuity as described in [Section Section 5.1, 5.2, and 6.1, respectively. The percentage varies by the Contract Year in which a withdrawal is made.] The Withdrawal Charge percentage is as follows:

                    [During Contract Years                 Percentage


                                1                               6
                                2                               5
                                3                               4
                                4                               3
                                5                               2
                                6                               1
                           Thereafter                           0]

     In no event will the cumulative total of all Withdrawal Charges, including those previously assessed against any amount withdrawn from a Participant Account, exceed [8.5%] of total Contributions allocated to that Participant Account.

(Participant Account Year)

1.25 The "Withdrawal Charge" is a [percentage of the Account Value withdrawn under this contract.] The Withdrawal Charge will not apply to Account Values withdrawn to provide certain benefit payments or an annuity as described in [Section Section 5.1, 5.2, and 6.1, respectively. The percentage varies by the Participant Account Year in which a withdrawal is made. The first Participant Account Year begins on the date when we establish a Participant Account and credit the initial Contribution for the Participant, and ends on the day immediately preceding the next anniversary of such date. Each Participant Account Year thereafter begins on such an anniversary date and ends on the day immediately preceding the next succeeding anniversary date.] The Withdrawal Charge percentage is as follows:

                             [During                   Withdrawal Charge
                    Participant Account Years              Percentage

                                1                               6
                                2                               5
                                3                               4
                                4                               3
                                5                               2
                                6                               1
                           Thereafter                           0]

     In no event will the cumulative total of all Withdrawal Charges, including those previously assessed against any amount withdrawn from a Participant Account, exceed [8.5%] of total Contributions allocated to that Participant Account.

1.26 "Withdrawal Value" is a Participant's Account Value, less any Withdrawal Charge.

               SECTION 2 - ADMINISTRATION OF PARTICIPANT ACCOUNTS

2.1  Amount of Contributions:

     (a)  Contributions   may  vary  in   amount   and   frequency.   If  making
          Contributions, [you] may stop making Contributions at any time.

     [(b) Except for eligible rollover  Contributions  under CodeSection Section
          402(c), 402(e)(6),  403(a)(4), 403(b)(8),  403(b)(10),  408(d)(3), and
          457(e)(16), Contributions during a Participant's taxable year (which is presumed to be a calendar year) may not exceed the amounts described below, as adjusted or otherwise determined under the Code. (For taxable years beginning after 2010, references to Code Section
          Section 402(e)(6), 403(b)(10), and 457(e)(16) in the previous sentence shall be deleted, unless the Code requires reference to such Code Sections in this contract after 2010.):

          (1) if this is a Code Section 408(b) traditional individual retirement annuity (IRA) (not a Simplified Employee Pension (SEP) or a SIMPLE IRA), the dollar amount in effect for that taxable year under Code Section 219(b)(1)(A), as follows:

               (A) $2,000 for any taxable year beginning after 2010 (unless the Code ceases to apply this $2,000 amount for any taxable year beginning after 2010);

               (B)  $3,000 for any taxable year beginning in 2002 through 2004;

               (C)  $4,000 for any taxable year  beginning in 2005 through 2007;
                    and

               (D) $5,000 for any taxable year beginning in 2008 and years thereafter (unless adjusted for taxable years beginning after 2010 as described in Subsection (b)(1)(A) above).

               After 2008, the limit will be adjusted by the Secretary of the Treasury for cost- of-living increases under Code Section
               219(b)(5)(C). Such adjustments will be in multiples of $500. (This provision ceases to apply to taxable years beginning after 2010 unless the Code requires its application to such post-2010 years.)

               For a Participant age 50 or older, the annual Contribution limit is increased by $500 for any taxable year beginning in 2002 through 2005, and $1,000 for any taxable year beginning in 2006 and years thereafter. (This provision ceases to apply to taxable years beginning after 2010 unless the Code requires its application to such post-2010 years.)

          (2)  if this is a Code  Section  408(k)  Simplified  Employee  Pension
               (SEP), the dollar amount in effect for that taxable year as determined pursuant to Code Section 408(j).

          (3) if this is a Code Section 408(p) SIMPLE IRA (an IRA used in conjunction with a Simple Retirement Account (SIMPLE IRA plan)), this contract will accept only:

               (A) a cash Contribution made by a Participant's employer on behalf of the Participant under the SIMPLE IRA plan that meets the requirements of Code Section 408(p) in an amount not to exceed the dollar amount in effect for that taxable year under Code Section 408(p), and

               (B) a rollover Contribution or a transfer of assets from another SIMPLE IRA for the Participant.

               No other Contributions will be accepted.

     (c) If this contract is not a SIMPLE IRA, then, notwithstanding any other provisions of this contract, no Contribution will be accepted under a Code Section 408(p) SIMPLE IRA plan established by a Participant's employer, with the exception that a transfer or rollover of funds attributable to contributions made by a Participant's employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA after the expiration of the 2- year period beginning on the date the Participant first participated in that employer's SIMPLE IRA plan.]

     (d) Excess Contributions: On receipt of instructions from [you or the Participant], we will withdraw Excess Contributions, plus gains and minus losses, from a Participant Account and return them to the [Participant]. Such instructions must state the amount to be returned and certify that such Contributions are Excess Contributions and that such return is permitted by the Code. A return of Excess Contributions is not subject to a Withdrawal Charge.

     (e) Refunds of Contributions (other than Excess Contributions) will be applied before the close of the calendar year following the year of such refund toward the payment of future Contributions or the purchase of additional benefits.

2.2 How Contributions Are Handled: Contributions are credited to the appropriate Contribution-Sources within each Participant Account as [you] direct in [your] allocation instructions. A Participant's initial Contribution is allocated to the Participant Account by the second Business Day after we (1) receive the initial Contribution or, if later, (2) receive all data necessary to complete the allocation (including data required to establish the Participant Account, the amount of the Participant's Contribution, and Investment Option elections). Subsequent Contributions are allocated to the Participant Account on the Business Day we (1) receive that Contribution or, if later, (2) receive all data necessary to complete the allocation.

     If we receive funds which cannot be allocated to a Participant=s Account, those funds will be returned to [you] in their entirety or, at our option, only the unallocable portion will be returned to [you], within 5 Business Days.

     (Use the following paragraph if we allow the 90-day equity wash option for this contract)

     If we can allocate a Contribution to a Participant=s Account, but we have not received his Investment Option elections, the Contribution will be credited to [the AUL Money Market Investment Account. However, such a Contribution will be credited to the FIA (not the AUL Money Market Investment Account) if you elect the 90-day transfer option outlined in
     Section 5.5(a).] Subsequently received Investment Option elections for that Participant will be used to allocate future Contributions only. We will transfer amounts previously allocated for that Participant to [the AUL Money Market Investment Account (or the FIA), plus gains or minus losses thereon, only if we are directed to make a transfer. This transfer request must be submitted in a format specifically authorized by us.]

     (Use the following paragraph if we do not allow the 90-day equity wash option for this contract)

     If we can allocate a Contribution to a Participant=s Account, but we have not received his Investment Option elections, the Contribution will be credited to [the AUL Money Market Investment Account.] Subsequently received Investment Option elections for that Participant will be used to allocate future Contributions only. We will transfer amounts previously allocated for that Participant to [the AUL Money Market Investment Account, plus gains or minus losses thereon, only if we are directed to make a transfer. This transfer request must be submitted in a format specifically authorized by us.]

     Participant Account funds may be allocated to Investment Options in any increments acceptable to us. Investment Option elections remain in effect until changed by [the Participant]. A change in Investment Option elections is made by giving us new Investment Option elections.

2.3 Transfers to or from Other Retirement Programs: If permitted by applicable state and federal law, we may accept, or may initiate the transfer of, amounts transferred from other retirement programs. Such transferred amounts, as identified to us, are credited as a rollover Contribution under the appropriate Participant Account and are tracked within this contract as required by applicable state and federal law.

     [If this contract is a SIMPLE IRA, prior to the expiration of the 2-year period beginning on the date the Participant first participated in any SIMPLE IRA plan maintained by the Participant's employer, any rollover or transfer by the Participant of funds from this contract must be made to another SIMPLE IRA of the Participant. Any distribution of funds to the Participant during this 2-year period may be subject to a 25% additional tax if the Participant does not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, the Participant may roll over or transfer funds to any IRA of his that is qualified under Code Section Section 408(a), (b), or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).]

                SECTION 3 -- OPERATION OF FIXED INTEREST ACCOUNT

3.1 Allocations to Participant Accounts: We credit each Participant=s Contributions to the FIA based on the information [you] provide. We credit interest daily from the date of the Contribution or transfer to the FIA to the date of withdrawal or transfer from the FIA to an Investment Account.

3.2 Provision of Guaranteed Rates for Interest Pockets: At least [10 days] in advance of each [calendar] [quarter], we will declare a Guaranteed Rate for the Interest Pocket for that [quarter]. All Contributions or transfers hereunder which are allocated to the FIA during that [quarter] will earn interest at that Guaranteed Rate until that [quarterly] pocket matures on [the second January 1] following the [quarter] in which that pocket was established.

3.3 Renewal of Guaranteed Rates: Those [quarterly] Interest Pockets which mature at the same time will be combined into [an annual renewal Interest Pocket]. Funds associated with that [annual renewal Interest Pocket] will earn interest for [a full year] at the Guaranteed Rate declared for that pocket. A new Guaranteed Rate for each [annual renewal Interest Pocket] will be declared [at least 30 days prior to every January 1 for the 5 years following the establishment of that pocket]. An [annual renewal Interest
     Pocket] will mature on [January 1 of the sixth year following its establishment], when it will be combined into [one annual portfolio Interest Pocket]. Funds associated with that [annual portfolio Interest
     Pocket] will earn interest for [a full year] at the Guaranteed Rate for that pocket, which will be declared [at least 30 days prior to every January 1].

3.4 Minimum Rate Guarantee: No Guaranteed Rate may be less than an annual effective interest rate of [3.00%].

3.5 Allocation of Withdrawals: Withdrawals or transfers from the FIA are on a first-in/first-out (FIFO) basis.

3.6 Limitation on Contributions and Transfers to FIA: Except for annuity purchases as described in Section 6.1, we reserve the right to limit or disallow allocation of new Contributions and transfers to the FIA upon [30 days] notice to [you or the Participant].

                  SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS

4.1 Operation of Investment Accounts: All income, gains, or losses, realized or unrealized, from assets held in any Investment Account are credited to or charged against the applicable Investment Account without regard to our other income, gains, or losses. Investment Account assets are not chargeable with liabilities arising out of any other business we may conduct.

4.2 Valuation of Mutual Funds, Portfolios, and Other Entities: The current report or prospectus for each Mutual Fund, Portfolio, or other entity listed in the second column of the Table of Investment Accounts describes how that Mutual Fund's, Portfolio's, or other entity=s assets are valued.

4.3 Accumulation Units: We credit amounts allocated to an Investment Account in Accumulation Units. The Accumulation Unit value used is the one for the Valuation Period when we allocate the amount to the Investment Account.

4.4 Value of Accumulation Units: We establish the initial Accumulation Unit value for a new Investment Account on the inception date of that Investment Account. The value of an Accumulation Unit for any later Valuation Period reflects the Section 4.1 income, gains, and losses and the Section 7.1 Investment Option Charge (IOC). We determine the Accumulation Unit value before giving effect to any additions, withdrawals, or transfers in the current Valuation Period.

4.5 Valuing Participant Accounts: We determine the Account Value in an Investment Account by multiplying the Accumulation Units in a Participant Account by the Accumulation Unit value. The Accumulation Unit value of an Investment Account changes only on a Business Day.

                   SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS

5.1  General Withdrawal Provisions:

     (a) Subject to the limitations provided in this Section, the Participant may direct us to withdraw all or a portion of his Account Value (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) to provide a single- sum payment to him to pay [required minimum distribution benefits pursuant to Code Section 401(a)(9).] Such a withdrawal is not subject to a Withdrawal Charge.

     (b)  Other benefits not listed in Subsection (a) above,  or Section Section
          5.2 or 6.1 below, are subject to a Withdrawal Charge. For these benefits, if the entire Account Value is withdrawn, the amount paid equals the Withdrawal Value (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value). In all other instances, the Account Value is reduced by an amount sufficient to make the payment requested and to cover the Withdrawal Charge and any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value.

          [Notwithstanding the previous paragraph, in the first Contract Year in which a Participant Account is established, the Participant may withdraw up to 10% of the sum of his Account Value (determined as of the later of the Contract Date or the Contract Anniversary immediately preceding the request for the withdrawal) plus Contributions made for him during that Contract Year, without application of the Withdrawal Charge. The Participant may also do this in the next succeeding Contract Year. In any subsequent Contract Year, the Participant may withdraw up to 10% of his Account Value (determined as of the Contract Anniversary immediately preceding the request for the withdrawal) without application of the Withdrawal Charge.]

     (c) [Withdrawals from a Participant Account's FIA share may not be made in an amount less than the smaller of $500 or the Participant Account's entire FIA share. If a withdrawal reduces the Participant Account's FIA share to less than $500, the remaining share will also be withdrawn.]

     (d) A withdrawal request is effective, and the Account Value to be applied pursuant to Section Section 5.1 and 5.2 is determined, on the Business Day that we receive a proper withdrawal request (or due proof of death, if received later).

     (e) We will pay any cash lump-sum to the Participant within [7 days] from the appropriate Business Day as determined in Subsection (d) above, except as we may be permitted to defer such payment of amounts withdrawn from the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer the payment of amounts withdrawn from the FIA for a period of up to [6 months] after we receive the withdrawal request.

5.2  Death Benefits:

     (a) Upon receipt of instructions and of due proof of the Participant's (and, if applicable, the beneficiary's) death prior to the date the Participant Account is closed, we will apply the Account Value of the Participant Account (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) for the purpose of providing a Death Benefit. Such a withdrawal is not subject to a Withdrawal

          Charge. The Death Benefit will be paid to the Participant's beneficiary according to the method of payment elected by the beneficiary (unless such method of payment was previously elected by the Participant). The Participant's beneficiary may also designate a beneficiary.

     [(b) (1) If the Participant dies before his Annuity Commencement Date, his entire interest will be distributed at least as rapidly as follows:

               (A) If the designated beneficiary is not the Participant's surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the Participant died, over the remaining life expectancy of such designated beneficiary. Such life expectancy is determined using the age of the beneficiary as of his birthday in the year following the year of the Participant's death or, if elected, in accordance with Subsection (b)(1)(C) below.

               (B) If the sole designated beneficiary is the Participant's surviving spouse, the entire interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the Participant died (or by the end of the calendar year in which the Participant would have attained age 70 1/2, if later), over such spouse's life or, if elected, in accordance with Subsection (b)(1)(C) below. If the surviving spouse dies before required distributions commence to him, the remaining interest will be distributed, beginning on or before December 31 of the calendar year immediately following the calendar year in which the spouse died, over the spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with Subsection (b)(1)(C) below. If the surviving spouse dies after required distributions commence to him, any remaining interest will continue to be distributed under the payment option chosen.

               (C) If there is no designated beneficiary, or if applicable by operation of Subsection (b)(1)(A) or (B) above, the entire interest will be distributed no later than December 31 of the calendar year containing the fifth anniversary of the Participant's death (or of the spouse's death in the case of the surviving spouse's death before distributions are required to begin under Subsection (b)(1)(B) above).

               (D) Life expectancy is determined using the Single Life Table in Q&A-1 of Section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in Subsection
                    (b)(1)(A) or (B) above and reduced by 1 for each subsequent year.

          (2) If the Participant dies on or after his Annuity Commencement Date, any interest remaining under the benefit payment option selected will continue to be distributed under that benefit payment option.

          (3) The Participant's "interest" includes the amount of any outstanding rollover, transfer, and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and the actuarial value of any other benefits provided under the contract, such as guaranteed death benefits.

          (4) For purposes of Subsection (b)(1) and (2) above, required distributions are considered to commence on the Participant's required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under Subsection (b)(1)(B) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

     (c) If the sole designated beneficiary is the Participant's surviving spouse, such spouse may treat the Participant's Account as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a Contribution to this contract, makes a rollover to this contract, or fails to take required distributions as a beneficiary.]

5.3  Distributions Before Death:

     [(a) Notwithstanding  any provision of this  contract to the contrary,  the distribution of the Participant's interest in the contract will be made in accordance with the requirements of Code Section 408(b)(3) and the regulations issued thereunder. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Participant's interest in the contract (as determined above under Section 5.2(b)(3)) must satisfy the requirements of Code Section 408(a)(6) and the regulations issued thereunder, rather than the requirements of Subsections (b), (c), and
          (d) below and Section 5.2 above.

     (b) The Participant's entire interest will begin to be distributed no later than the first day of April following the calendar year in which the Participant attains age 70 1/2 (the "required beginning date") over (1) the life of the Participant or the lives of the Participant and his designated beneficiary or (2) a period certain not extending beyond the life expectancy of the Participant or the joint and last survivor expectancy of the Participant and his designated beneficiary. Payments will be made in periodic payments at intervals of no longer than 1 year, and must be either nonincreasing or they may increase only as provided in Q&As-1 and -4 of Section 1.401(a)(9)-6T of the Temporary Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 of
          Section 1.401(a)(9)-6T.

     (c)  The  distribution  periods  described in  Subsection  (b) above cannot
          exceed  the  periods  specified  in  Section   1.401(a)(9)-6T  of  the
          Temporary Income Tax Regulations.

     (d) The first required payment can be made as late as April 1 of the year following the year the Participant attains age 70 1/2, and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.]

5.4 Transfers between Investment Options: The Participant may direct us to transfer amounts between Investment Options. Transfers are effective on [the Business Day we receive the transfer direction]. Transfer directions for a Participant Account may be made [daily on any Business Day]. We will make the transfer as requested within [7 days] from the date we receive the request, except as we may be permitted to defer the transfer of amounts withdrawn from the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer a transfer of amounts from the FIA for a period of up to [6 months] after we receive the transfer request.

(Use the following paragraph if we allow the 90-day equity wash option for this contract)

5.5  Transfers to and from the FIA:

     [(a) If you do not make  available  to  Participants  any of the  Competing
          Investment Accounts identified in the Table of Investment Accounts, once a Participant transfers funds from the FIA to an Investment Account, he may transfer funds to the FIA only after 90 days have elapsed since the date of his last transfer from the FIA.

     (b) If you make available to Participants any of the Competing Investment Accounts identified in the Table of Investment Accounts, the 90-day transfer restriction discussed in Subsection (a) above does not apply.
          Instead:

          (1) if a Participant=s FIA Account Value is less than $2,500 as of the first day of the Contract Year in which we receive the transfer request, he may transfer any amount from the FIA.

          (2) if a Participant=s FIA Account Value is $2,500 or more as of the first day of the Contract Year in which we receive the transfer request, no more than 20% of his FIA Account Value as of the first day of that Contract Year less amounts previously transferred by him during that Contract Year may be transferred by him from the FIA as of the date we receive the transfer request.]

(Use the following paragraph if we do not allow the 90-day equity wash option for this contract)

5.5  Transfers to and from the FIA:

     [(a) If a Participant's FIA Account Value is less than $2,500 as of the first day of the Contract Year in which we receive the transfer request, he may transfer any amount from the FIA.

     (b) If a Participant=s FIA Account Value is $2,500 or more as of the first day of the Contract Year in which we receive the transfer request, no more than 20% of his FIA Account Value as of the first day of that Contract Year less amounts previously transferred by him during that Contract Year may be transferred by him from the FIA as of the date we receive the transfer request.]

                             SECTION 6 - ANNUITIES

6.1 Annuity Purchases: The Participant may withdraw all or a portion of his Account Value (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) to provide an annuity benefit. Such a withdrawal is not subject to a Withdrawal Charge. [On the date we receive an annuity purchase request, we transfer the entire Participant Account to the FIA. Such amounts remain in the FIA until the full Account Value (reflecting interest earned on such amounts in the FIA) is applied to purchase the annuity on the last day of the month preceding the Annuity Commencement Date. As of that annuity purchase date, such Participant Account funds are no longer maintained in this contract.]

     The Participant's annuity purchase request must specify the purpose for the annuity, the election of an annuity option, Annuity Commencement Date, any contingent annuitant or beneficiary, and any additional information we require. If the Participant or any contingent annuitant dies before the Annuity Commencement Date, the annuity election is cancelled.

     The minimum amount which the Participant may apply to purchase an annuity is [$10,000].

6.2 Annuity Options: The Participant may elect any optional form of annuity we offer at the time of purchase. Available annuity options always include:

     (a) Life Annuity. A monthly annuity is payable as long as the annuitant lives.

     (b) Survivorship Annuity. A monthly annuity is payable as long as the annuitant lives. After the annuitant's death, all or a portion of the monthly annuity is paid to the contingent annuitant as long as the contingent annuitant lives.

     If a certain period annuity is available, the certain period may not extend beyond the life expectancy of a Participant or the joint life expectancy of a Participant and any contingent annuitant, as determined on the Annuity Commencement Date.

6.3 Determining Annuity Amount: We compute the annuity amount using the factors reflected in the Table of Guaranteed Immediate Annuities attached to this contract. However, if our current single premium, nonparticipating, immediate annuity rates for this class of group annuity contract produce a higher monthly annuity than the Table of Guaranteed Immediate Annuities, then that more favorable annuity rate is applied.

6.4 Proof of Age and Survival; Minimum Payments: We may require proof of any annuitant's or contingent annuitant's date of birth before commencing payments under any annuity. We may also require proof that an annuitant or contingent annuitant is living before making any annuity payment. If a monthly annuity is less than our current established minimum payment, we may make payments on a less-frequent basis.

6.5 Annuity Certificates: We issue to each person for whom an annuity is purchased a certificate setting forth the annuity's amount and terms.

                       SECTION 7 - OTHER CONTRACT CHARGES

7.1 [Investment Option Charge (IOC): Under Section 4.4, the Accumulation Unit values of all Investment Accounts reflect the daily equivalent of an IOC expressed as an annual percentage.

     The IOC for an Investment Account is applied directly against the Investment Account and is equal to the sum of "x" + "y" where:

     "x" = a current charge for the investment advisory fees and for the operational, organizational, and other expenses of the corresponding Mutual Fund, Portfolio, or other entity in which the Investment Account invests. Periodically, for a given Investment Account, "x" will change to reflect changes in the related expenses and other factors. Any change in "x" for an Investment Account will be effective without prior written notice. Copies of the prospectuses or reports of the Mutual Fund, Portfolio, or other entity are made available to Participants as required under NASD rules.

     "y"  = a current asset charge of 1.25%.

 (Non-NM&OR)

7.2 Taxes: We may deduct charges equal to any premium tax we incur from the balance applied to purchase an annuity or at such other time as premium taxes are incurred by us. We may also deduct from Investment Accounts reasonable charges for federal, state, or local income taxes we incur that are attributable to such Investment Accounts.

(NM,OR)

7.2 Taxes: We may deduct from Investment Accounts reasonable charges for federal, state, or local income taxes we incur that are attributable to such Investment Accounts.

7.3 Other Charges: [We apply those charges listed in the Table of Contract Charges.]

7.4  Reduction  or  Waiver of  Charges:  We may  reduce or waive the  Withdrawal
     Charge  or  the  charges  discussed  above  if  the  appropriate   expenses
     associated with the sale or administration of any contract are reduced.

(use if VIP requested)

[7.5 Variable  Investment  Plus (VIP) Credit  Factor:  We determine a VIP credit factor each month by multiplying the portions of the aggregate month-end Account Value in all Investment Accounts by the monthly equivalent of the corresponding annual VIP credit factors in the table below. The sum of these products is divided by the aggregate month-end Account Value in all
     Investment Accounts. We multiply the resulting percentage by each Participant's month-end Account Value in each Investment Account, and add the resulting amount to the Participant's Account Value for that Investment Account.

        Aggregate Month-End Account Value
        allocated to Investment Accounts        Annual VIP Credit Factors
               First  $    750,000                        0.10%
               Next   $    750,000                        0.30%
               Next   $  1,000,000                        0.45%
               Next   $  2,500,000                        0.75%
               Next   $  5,000,000                        0.85%
               Over   $ 10,000,000                        0.95%

     The VIP Credit Factor may be reduced by an annual charge percentage equal to the current fixed dollar charge for expenses you have selected and agreed to in writing divided by the aggregate period-end Account Value in all Investment Accounts. Period-end will be month-end. Alternatively, at our option and upon 30 days notice to you prior to the beginning of the next calendar quarter, we may use the aggregate calendar quarter-end Account Value in all Investment Accounts to calculate this charge. We also reserve the right to revert to a month- end calculation upon 30 days notice to you prior to the beginning of the month in which the change is to be effective. Such charge percentage may not reduce the VIP Credit Factor below 0%.]

                       SECTION 8 - CONTRACT MODIFICATIONS

8.1 Contract Amendment: You and we may agree to any change or amendment to this contract without the consent of any other person or entity. This contract cannot be modified or amended, nor can any provision or condition be waived, except by written authorization of a corporate officer of AUL.

8.2 Rates and Section 7 Charges: We may announce new Guaranteed Rates, as described in Section Section 3.2 and 3.3 (including the consolidation of existing Interest Pockets). However, as provided in Section Section 3.2 and 3.3, we may not change the declared Guaranteed Rate applicable to an established Interest Pocket during the guaranteed period. We may also modify the charge levels in Section 7 [and the charge level listed in item
     (1) of the Table of Contract Charges] using the procedures of Section 8.5. For the charge listed in [item (2)] of the Table of Contract Charges, we may not exceed the maximum charge level listed therein.

8.3 Conformance with Law: We may amend this contract at any time, without your consent, or that of any other person or entity, if the amendment is reasonably needed to comply with, or give you or Participants the benefit of, any provisions of federal or state laws. Any such amendment will be delivered to you prior to its effective date.

8.4  Addition, Deletion, or Substitution of Investments:

     (a) We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, substitution for, or combinations of, the securities that are held by any Investment Account or that any Investment Account may purchase. We reserve the right to eliminate the shares of any of the eligible Mutual Funds, Portfolios, or other entities and to substitute shares of, or interests in, another Mutual Fund, Portfolio, or another investment vehicle, for shares already purchased or to be purchased in the future under the contract, if the shares of any or all eligible Mutual Funds, Portfolios, or other entities are no longer available for investment or if further investment in any or all eligible Mutual Funds, Portfolios, or other entities becomes inappropriate in view of the purposes of the contract. Where required under applicable law, we will not substitute any shares attributable to a Participant's interest in any Investment Account without notice, your approval or Participant approval, or prior approval of the Securities and Exchange Commission or a state insurance commissioner, and without following the filing or other procedures established by applicable state insurance regulators. Nothing contained herein will prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by a majority of other contractholders or as permitted by federal law.

     (b) We reserve the right to establish additional Investment Accounts, each of which would invest in the corresponding Mutual Fund, Portfolio, or other entity, or in other securities or investment vehicles. We reserve the right to eliminate or combine existing Investment Accounts if marketing, tax, or investment conditions warrant. We reserve the right to provide other Investment Options under this contract at any time. Subject to any required regulatory approvals, we reserve the right to transfer assets from any Investment Account to another separate account of AUL or Investment Account.

     (c) In the event of any such substitution or change, we may, by appropriate amendment, make such changes in this contract as may be necessary or appropriate to reflect such substitution or change. Any transfer request or Investment Option election received on or after the effective date of such substitution or change which reflects the previous Investment Option which has been substituted or changed will be transacted using the new substituted or changed Investment Option. If deemed by us to be in the best interests of persons or entities having voting rights under this contract, the Variable Account may be operated as a management investment company under the Investment Company Act of 1940 or any other form permitted by law, it may be deregistered in the event such registration is no longer required under the Investment Company Act of 1940, or it may be combined with other separate accounts of AUL or an affiliate thereof. We may take such action as is necessary to comply with, or to obtain, exemptions from the Securities and Exchange Commission with regard to the Variable Account. Subject to compliance with applicable law, we also may combine one or more Investment Accounts and may establish a committee, board, or other group to manage one or more aspects of the Investment Accounts.

8.5 Our Right to Initiate Changes: In addition to those amendments permitted by Section Section 8.2, 8.3, and 8.4, we may initiate an additional provision or modification of any other provision of this contract (except for those prohibited amendments listed in Section 8.6) by giving you [60 days] notice of such modification. Any such modification is effective without your affirmative assent.

8.6  Prohibited Amendments:

     (a) Notwithstanding our right to initiate changes under Section 8.5, we may not initiate changes to the minimum Guaranteed Rate specified in
          Section 3.4, our obligation to set Guaranteed Rates for the period of time specified in Section Section 3.2 and 3.3, the maximum charge level listed in [item (2)] of the Table of Contract Charges, or the Table of Guaranteed Immediate Annuities.

     (b) No modification to this contract may change the terms of a previously purchased annuity or reduce any interest guarantee applicable to Participant Account balances held in the FIA on the modification's effective date.

SECTION 9 - GENERAL PROVISIONS

9.1 Ownership: You own this contract. No other person or entity has any right, title, or interest in this contract or to amounts received or credited under it until such amounts are made available to them under this contract. All amounts received or credited under this contract become our property. We are obligated to make only the payments or distributions specified in this contract. [This contract is established for the exclusive benefit of the Participants and their beneficiaries.]

9.2 Entire Contract: This contract and your application constitute the entire agreement between you and us. We are not a party to, nor bound by, a plan, trust, custodial agreement, or other agreement, or any amendment or modification to any of the same. We are not a fiduciary under this contract or under any such plan, trust, custodial agreement, or other agreement.

9.3 Benefit Determinations: The Participant shall furnish us whatever information is necessary to establish the eligibility for and amount of annuity or other benefit due. We rely solely on his instructions and certifications with respect to his benefits.

9.4 Termination of Contract: This contract terminates automatically if no amounts remain in either the FIA or any Investment Account.

9.5 Representations and Warranties: You and we mutually represent and warrant, each to the other, that each is fully authorized to enter into this contract and that this contract is a valid and binding obligation and that the execution or performance of this contract does not violate any law, regulation, judgment, or order by which the representing party is bound.

     We do not make any representation or warranty regarding the federal, state, or local tax status of this contract, any Participant Account, or any transaction involving this contract.


9.6 [Contractholder] Representative; Misstatement of Data: [You] may designate a representative to act on [your] behalf under Section Section 2 or 3. We may rely on any information [you, your] designee, or a Participant furnish. We need not inquire as to the accuracy or completeness of such information. If any essential data pertaining to any person has been omitted or misstated, including, but not limited to, a misstatement of an annuitant's or contingent annuitant's age, we will make an equitable adjustment to provide the annuity or other benefit determined using correct data.

9.7 Form of Request, Notice, Instruction, or Direction: When reference is made to [you, your] designee, or a Participant making a request or giving notice, instruction, or direction, such request, notice, instruction, or direction must be in writing, or in a form otherwise acceptable to us, and is effective when we receive it.

9.8 Statements and Reports: Reasonably promptly after the end of each [Contract Quarter], we will prepare a statement of the Account Value for each Participant Account that is maintained under this contract. [We will also furnish any information concerning required minimum distributions that is required by the Internal Revenue Service.]

     [If this contract is a SIMPLE IRA and Contributions made on behalf of a Participant under a SIMPLE IRA plan maintained by the Participant's employer are received directly by us from the employer, we will provide the employer with the summary description required by Code Section 408(1)(2)(B).]

9.9 Conformity with Law: Any benefit payable under this contract will not be less than the minimum benefit required by the insurance laws of the state in which the contract is delivered. Language in this contract referring to state or federal tax, securities, or other statutes or rules do not incorporate within this contract any such statutes or rules.

9.10 Gender and Number: Whenever the context so requires, the plural includes the singular, the singular the plural, and the masculine the feminine.

9.11 Facility of Payment: If any Participant, contingent annuitant, or beneficiary is legally incapable of giving a valid receipt for any payment, if no guardian has been appointed, and if we receive a valid power of attorney for such Participant, contingent annuitant, or beneficiary, we may pay the person or persons named in such power of attorney. Any such payment fully discharges us to the extent of such payment.

9.12 Voting: We own all shares of a Mutual Fund, Portfolio, or other entity held in an Investment Account. We exercise the voting rights of such shares at all shareholder meetings on all matters requiring shareholder voting under the Investment Company Act of 1940 or other applicable laws. Our vote reflects instructions received from persons having the voting interest in the shares, as follows:

     (a) The Participants have the voting interest under this contract. Unless otherwise required by applicable law, the number of shares of a Mutual Fund, Portfolio, or other entity for which we may receive voting instructions is determined by dividing the aggregate Account Values in the affected Investment Account by the net asset value of the shares of the Mutual Fund, Portfolio, or other entity. Fractional votes are counted. Our determination is made as of the date used by the Mutual Fund, Portfolio, or other entity to determine shareholders eligible to vote.

     (b) We vote shares proportionally, to reflect the voting instructions we receive in a timely manner from Participants and from all other contractholders. If no timely voting instructions are received, we vote shares proportionally, to reflect the voting instructions we received in a timely manner for all other contracts.

     To the extent permitted by applicable law, we may vote shares in our own right or may modify the above procedures to reflect changes in the law or its interpretation.

     We will provide prospectuses and other reports as required by applicable federal law.

9.13 Acceptance of New Participants or Contributions: We may refuse to accept new Participants at any time. We have the right to refuse Contributions as of [the last day of the second month] following the date that [you] are notified by us in writing of this refusal.

9.14 Our Annual Statement: No provision of this contract controls, determines, or modifies any annual statement made by us to any insurance department, contractholder, regulatory body, or other person. Nor does anything in such annual statement control, determine, or modify the provisions of this contract.

9.15 Nonforfeitability and Nontransferability: [A Participant's entire Withdrawal Value (minus any charges described in Section 7 and in the Table of Contract Charges that are not included in the Accumulation Unit value) under this contract is nonforfeitable and is nontransferable by the Participant at all times. No sum payable under this contract with respect to a Participant may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person or entity other than us. In addition, to the extent permitted by law, no such sum shall in any way be subject to legal process requiring the payment of any claim against the payee.]

9.16 Notice of Annual Meeting of Members: By-law, Art II, Sec. 2: the regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on [the third Thursday in February each year at ten o'clock A.M.] local time or at such other location, place, or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.

[9.17SIMPLE IRA of  Designated  Financial  Institution:  If this  contract  is a
     SIMPLE IRA and it is maintained by a designated financial institution within the meaning of Code Section 408(p)(7), under the terms of a SIMPLE IRA plan of the Participant's employer, the Participant must be permitted to transfer his balance without cost or penalty (within the meaning of Code
     Section 408(p)(7) to another IRA of the Participant that is qualified under Code Section 408(a), (b), or (p), or to another eligible retirement plan described in Code Section 402(c)(8)(B).]

                           [TABLE OF CONTRACT CHARGES

(1) Participant Account Administrative Charge: We deduct a Participant Account Administrative Charge per Contract Quarter equal to 0.875% of the first $1,000 of the Account Value on the last day of each Contract Quarter from each Participant Account in existence on such day for as long as the Participant Account is in effect. This charge is to be prorated among each Contribution-Source and each Investment Option utilized under this contract by that Participant Account. If the entire balance of a Participant Account is applied or withdrawn before the last day of the Contract Quarter pursuant to the contract, no Participant Account Administrative Charge will be assessed for that quarter.

     There is no such charge for a Participant for any Contract Quarter in which the Participant's Account Value on the last day of that quarter is greater than $35,000.


(2) Charge for Non-Electronic Transfers: We deduct from a Participant's Account a service fee of up to $5 for his non-electronic transfers between Investment Options.

(Use following Section (3)  if client selects GMDB)

(3) GMDB Charge: We shall deduct a GMDB charge per Contract Quarter equal to 0.05% of the Account Value on the last day of each Contract Quarter from each Participant Account in existence on such day for as long as the Participant Account is in effect during the Accumulation Period. This charge is to be prorated among each subaccount of the Participant Account which corresponds to each Investment Option utilized under this contract by that Participant Account.

     If the entire balance of a Participant Account is applied or withdrawn before the last day of the Contract Quarter pursuant to Sections 4.1, 4.7, 4.8, 8.2, or 8.4, no GMDB charge will be assessed for that quarter.

(Use for Ibbotson cases only)

(4) Investment Advice Provider Fee: We bill the Participant for an Investment Advice Provider Fee in an amount separately agreed upon by the Participant and the third-party investment advice provider, if permitted under applicable law, regulations, and rulings. Alternatively, we may assess this Investment Advice Provider Fee against the Account of each Participant who utilizes the investment advice provider's services if permitted under applicable law, regulations, and rulings. The entire fee collected by us will be forwarded to the investment advice provider. No portion of this fee will be retained by us.]

                    [TABLE OF GUARANTEED IMMEDIATE ANNUITIES

                   MONTHLY INCOME PER $1,000 OF ACCOUNT VALUE

                                                            10-YEAR CERTAIN
                   ADJUSTED AGE       LIFE ANNUITY         AND LIFE ANNUITY

                        45              2.7498                  2.7455
                        46              2.7986                  2.7938
                        47              2.8498                  2.8444
                        48              2.9036                  2.8975
                        49              2.9602                  2.9532

                        50              3.0197                  3.0116
                        51              3.0823                  3.0730
                        52              3.1483                  3.1375
                        53              3.2178                  3.2052
                        54              3.2913                  3.2763

                        55              3.3690                  3.3512
                        56              3.4511                  3.4299
                        57              3.5381                  3.5126
                        58              3.6301                  3.5995
                        59              3.7273                  3.6906

                        60              3.8300                  3.7862
                        61              3.9387                  3.8865
                        62              4.0536                  3.9919
                        63              4.1751                  4.1024
                        64              4.3037                  4.2184

                        65              4.4397                  4.3400
                        66              4.5837                  4.4676
                        67              4.7365                  4.6014
                        68              4.8992                  4.7419
                        69              5.0735                  4.8895

                        70              5.2610                  5.0448
                        71              5.4635                  5.2077
                        72              5.6823                  5.3783
                        73              5.9180                  5.5559
                        74              6.1718                  5.7400

                        75              6.4456                  5.9301

Adjusted Age = Actual Age at Settlement (in years and completed months) less the following number of months: [0.6 times (Birth Year - 1915)] rounded to the nearest integer.

Guaranteed purchase rates are 100% of the net single premium for the benefit provided based on 85% of the unprojected 1994 Group Annuity Reserving Table for females with interest at 1.5%.]

                          TABLE OF INVESTMENT ACCOUNTS

The following Investment Accounts are made available to [you] under this contract. By completing a form we require, [you] may restrict the Investment Accounts [you] make available to [your] Participants. Amounts allocated to any
Investment Account identified below are invested in the shares of the corresponding Mutual Fund, Portfolio, or other entity listed below.

(Use the following sentence and asterisks if we allow the 90-day equity wash option for this contract) [The Competing Investment Accounts marked with an asterisk (*) are not available if you do not want the FIA 20% annual transfer restriction provided in Section 5.5(b) to apply.



Investment Account                                   Mutual Fund, Portfolio, or Other Entity

AIM Basic Value                                      AIM Basic Value Fund
AIM Mid Cap Core Equity                              AIM Mid Cap Core Equity Fund
AIM Small Cap Growth                                 AIM Small Cap Growth Fund
Alger American Balanced                              Alger American Balanced Portfolio
Alger American Growth                                Alger American Growth Portfolio
Alger American Leveraged AllCap                      Alger American Leveraged AllCap Portfolio
American Century Equity Income                       American Century Equity Income Fund
American Century Income & Growth                     American Century Income & Growth Fund
American Century International Growth                American Century International Growth Fund
American Century Select                              American Century Select Fund
American Century Small Cap Value                     American Century Small Cap Value Fund
American Century Strategic Allocation:               American Century Strategic Allocation:
         Aggressive                                           Aggressive Fund
American Century Strategic Allocation:               American Century Strategic Allocation:
         Conservative                                         Conservative Fund
American Century Strategic Allocation:               American Century Strategic Allocation:
         Moderate                                             Moderate Fund
American Century Ultra                               American Century Ultra Fund
American Century VP Capital Appreciation             American Century VP Capital Appreciation Fund
Ariel                                                Ariel Fund
Ariel Appreciation                                   Ariel Appreciation Fund
Calvert Income                                       Calvert Income Fund
Calvert New Vision Small Cap                         Calvert New Vision Small Cap Fund
Calvert Social Investment Equity                     Calvert Social Investment Equity Portfolio
Calvert Social Mid-Cap Growth                        Calvert Social Mid-Cap Growth Portfolio
Fidelity VIP Asset Manager                           Fidelity VIP Asset Manager Portfolio
Fidelity VIP Contrafund                              Fidelity VIP Contrafund Portfolio
Fidelity VIP Equity-Income                           Fidelity VIP Equity-Income Portfolio
Fidelity VIP Growth                                  Fidelity VIP Growth Portfolio
Fidelity VIP High Income                             Fidelity VIP High Income Portfolio
Fidelity VIP Overseas                                Fidelity VIP Overseas Portfolio
INVESCO Dynamics                                     INVESCO Dynamics Fund
INVESCO Energy                                       INVESCO Energy Fund
INVESCO Financial Services                           INVESCO Financial Services Fund
INVESCO Health Sciences                              INVESCO Health Sciences Fund
INVESCO Technology                                   INVESCO Technology Fund
INVESCO Telecommunications                           INVESCO Telecommunications Fund
Janus Aspen Series Flexible Income                   Janus Aspen Series Flexible Income Portfolio
Janus Aspen Series Worldwide Growth                  Janus Aspen Series Worldwide Growth Portfolio
MFS International New Discovery                      MFS International New Discovery Fund
MFS Mid Cap Growth                                   MFS Mid Cap Growth Fund
MFS Strategic Value                                  MFS Strategic Value Fund
MFS Value                                            MFS Value Fund
OneAmerica Investment Grade Bond                     OneAmerica Investment Grade Bond Portfolio
OneAmerica Value                                     OneAmerica Value Portfolio
OneAmerica Asset Director                            OneAmerica Asset Director Portfolio

                                       25


OneAmerica Money Market *                            OneAmerica Money Market Portfolio
PBHG Emerging Growth                                 PBHG Emerging Growth Fund
PBHG Insurance Series Growth II                      PBHG Insurance Series Growth II Portfolio
PBHG Insurance Series Technology &                   PBHG Insurance Series Technology &
         Communication                                    Communication Portfolio
PBHG Large Cap Value                                 PBHG Large Cap Value Fund
PIMCO High Yield                                     PIMCO High Yield Fund
PIMCO Renaissance                                    PIMCO Renaissance Fund
PIMCO Value                                          PIMCO Value Fund
Safeco RST Equity                                    Safeco RST Equity Portfolio
Safeco RST Growth Opportunities                      Safeco RST Growth Opportunities Portfolio
State Street Equity 500 Index Fund                   State Street Equity 500 Index Fund
T. Rowe Price Equity Income                          T. Rowe Price Equity Income Portfolio
T. Rowe Price European Stock                         T. Rowe Price European Stock Fund
Vanguard Explorer                                    Vanguard Explorer Fund
Vanguard Short-Term Federal Bond*